UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2026

Solid Biosciences Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38360	90-0943402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Rutherford Avenue
Charlestown, Massachusetts		02129
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 337-4680

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.001 par value per share	SLDB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

For the sole purpose of achieving an equal balance of membership among the three classes of the Board of Directors (the “Board”) of Solid Biosciences Inc. (the “Company”), effective at 4:00 p.m., Eastern Time, on April 10, 2026, Ilan Ganot, a member of the Board who was serving in Class III (which class will be up for election at the Company’s 2027 Annual Meeting of Stockholders), resigned from the Board. Effective simultaneously with Mr. Ganot’s resignation, the Board decreased the number of Class III directors to three, increased the number of Class I directors to three and appointed Mr. Ganot to fill the vacancy in Class I (with a term expiring at the Company’s 2028 Annual Meeting of Stockholders). Because Mr. Ganot moved from Class III to Class I and therefore will not stand for re-election by our stockholders at the Company’s 2027 Annual Meeting of Stockholders, in keeping with the Company’s commitment to good corporate governance practices, the Company will ask its stockholders to ratify, on an advisory basis, the appointment of Mr. Ganot as a Class I Director at the Company’s 2026 Annual Meeting of Stockholders.

There were no changes to any of Mr. Ganot’s compensation arrangements with the Company and there is no compensation due to Mr. Ganot as a result of his resignation from the Board and his appointment to the Board as a Class I Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLID BIOSCIENCES INC.

Date:	April 10, 2026	By:	/s/ Alexander Cumbo
Name: Alexander Cumbo Title: Chief Executive Officer